Exhibit 99.1

Xencor Reports First Quarter 2019 Financial Results

-- Management to Host Conference Call at 4:30 p.m. ET today --

MONROVIA, Calif., May 9, 2019 -- Xencor, Inc. (NASDAQ: XNCR), a clinical-stage biopharmaceutical company developing engineered monoclonal antibodies for the treatment of cancer, autoimmune diseases, asthma and allergic diseases, today reported financial results for the first quarter ended March 31, 2019 and provided a review of recent business and clinical highlights.

“At Xencor, we continue to leverage our protein engineering expertise to rapidly generate a range of drug candidates with enhanced biologic functionality or new therapeutic mechanisms. Our development focus is on the growing set of opportunities provided by our XmAb®  bispecific Fc domains, which provide a core scaffold to create stable therapeutic proteins with easily substituted antigen binding domains,” said Bassil Dahiyat, Ph.D., president and chief executive officer at Xencor. “In the first quarter we entered into two collaborations that complement our development strategy, demonstrate the broad applicability of our bispecific Fc platform and provide us additional resources for advancing our oncology pipeline. Looking ahead, we remain on track to present initial clinical data from three Phase 1 bispecific antibody programs in the second half of 2019.”

Recent Business and Clinical Highlights and Anticipated Upcoming Milestones

CD3 Bispecific Antibodies: Xencor's initial bispecific antibody programs are tumor-targeted antibodies that contain both a tumor antigen binding domain and a cytotoxic T-cell binding domain (CD3). These bispecific antibodies activate T-cells for highly potent and targeted killing of malignant cells.

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XmAb®14045 (CD123 x CD3) is being evaluated through a Phase 1 study in patients with relapsed or refractory acute myeloid leukemia and other CD123-expressing hematologic malignancies. In April 2019, the FDA lifted the partial clinical hold that had been placed on this study in February 2019, due to safety issues of cytokine release syndrome and pulmonary toxicities. The FDA’s decision followed discussion and agreement on amendments to the study protocol, including guidance on the monitoring and clinical management of cytokine release syndrome, and the Company is working with investigational sites to resume enrollment based on the amended protocol.

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Initial data from the Phase 1 studies of XmAb®13676 (CD20 x CD3) in patients with B-cell malignancies and XmAb®18087 (SSTR2 x CD3) in patients with neuroendocrine tumors or gastrointestinal stromal tumors are expected in the second half of 2019.

Tumor Microenvironment (TME) Activating Bispecific Antibodies: Xencor's bispecific pipeline includes a suite of TME activators that engage multiple, different targets, such as T-cell checkpoint or agonist receptors. Xencor’s TME activators are designed to promote tumor-selective T-cell activation.

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In May 2019, the first patient was dosed in DUET-3, a Phase 1, first-in-human clinical study to evaluate the safety and tolerability of XmAb®23104  (PD-1 x  ICOS), for the treatment of patients with advanced solid tumors.

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Initiation of a Phase 1 study of XmAb®22841 (CTLA-4 x LAG-3) as a monotherapy and in combination with pembrolizumab in patients with select advanced solid tumors is expected in the second quarter of 2019.

•	Initial data from DUET-2, a Phase 1 study of XmAb®20717 (PD-1 x CTLA-4) in patients with advanced solid tumors, are expected in the second half of 2019.

Cytokines: Xencor uses its bispecific Fc domain and Xtend™ technology to engineer cytokines, which are immune signaling proteins, that have potency tuned to improve therapeutic index and have longer half-life.

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XmAb®24306, an IL15/IL15Rα-Fc fusion protein, is currently in IND-enabling studies, and the Company will support Genentech's efforts to submit an IND application for this candidate in the second half of 2019.

Corporate:

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In April 2019, Xencor announced a research and license agreement with Astellas Pharma Inc. in which the companies are collaborating to generate bispecific antibodies directed toward an undisclosed anti-tumor target for the potential treatment of patients with cancer.  Astellas will have an exclusive worldwide license to develop and commercialize novel drug candidates. Xencor received an upfront payment of $15 million and will be eligible to receive development, regulatory and sales milestone payments up to $240 million and high-single digit to low-double digit percentage royalties on net sales.

First Quarter Ended March 31, 2019 Financial Results

Cash, cash equivalents, marketable securities and receivables totaled $650.5 million at March 31, 2019, compared to $540.7 million at December 31, 2018. The increase reflects upfront proceeds of $135.0 million from our Genentech and Astellas collaborations, which were reported as receivables at March 31, 2019 and were received in April, net of cash used to fund operating activities in the first quarter of 2019.

Total revenue for the first quarter ended March 31, 2019 was $111.9 million which reflects revenue recognized from our research and licensing collaboration with Genentech. No revenue was reported for the same period in 2018.

Research and development expenditures for the first quarter ended March 31, 2019 were $28.2 million, compared to $26.1 million for the same period in 2018. Spending on research and development expenses for the first quarter of 2019 is primarily on our bispecific technologies and pipeline including the cytokine candidate, XmAb24306.

General and administrative expenses for the first quarter ended March 31, 2019 were $5.5 million, compared to $4.6 million in the same period in 2018. The increased spending on general and administrative expenses for the first quarter of 2019 reflects additional spending on professional fees related to licensing and intellectual property.

Non-cash, stock-based compensation expense for the first quarter ended March 31, 2019 was $5.9 million, compared to $4.5 million for same period in 2018.

Net income for the first quarter ended March 31, 2019 was $80.0 million, or $1.38 on a fully diluted per share basis, compared to a net loss of $29.5 million, or $(0.62) on a fully diluted per share basis, for the same period in 2018. The net income reported for first quarter of 2019 over the loss for the same period in 2018 is primarily due to revenue recognized from our Genentech collaboration.

The total shares outstanding were 56,349,389 as of March 31, 2019, compared to 55,616,875 as of March 31, 2018.

Financial Guidance

Based on current operating plans, Xencor expects to have cash to fund research and development programs and operations beyond 2024. Xencor expects to end 2019 with between $550 million to $575 million in cash, cash equivalents and marketable securities.

Conference Call and Webcast

Xencor will host a conference call today at 4:30 p.m. ET (1:30 p.m. PT) to discuss these first quarter 2019 financial results and provide a corporate update. The live call may be accessed by dialing (877) 359-9508 for domestic callers or (224) 357-2393 for international callers and referencing conference ID number 8597541. A live webcast of the conference call will be available online from the Investors section of the Company's website at www.xencor.com. The webcast will be archived on the company's website for 90 days.

About Xencor, Inc.

Xencor is a clinical-stage biopharmaceutical company developing engineered monoclonal antibodies for the treatment of cancer, autoimmune diseases, asthma and allergic diseases. Currently, 13 candidates engineered with Xencor's XmAb® technology are in clinical development internally and with partners. Xencor's XmAb antibody engineering technology enables small changes to the structure of monoclonal antibodies resulting in new mechanisms of therapeutic action. For more information, please visit www.xencor.com.

Forward Looking Statements

Statements contained in this press release regarding matters that are not historical facts are forward-looking statements within the meaning of applicable securities laws, including, but not limited to, the quotations from Xencor's president and chief executive officer and any expectations relating to Xencor's financial expectations and business, the timing and success of clinical trials, future product candidates, Xencor's research and development programs, partnering efforts and capital requirements. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements and the timing of events to be materially different from those implied by such statements, and therefore these statements should not be read as guarantees of future performance or results. Such risks include, without limitation, the risks associated with the process of discovering, developing, manufacturing and commercializing drugs that are safe and effective for use as human therapeutics and other risks described in Xencor's public securities filings. For a discussion of these and other factors, please refer to Xencor's annual report on Form 10-K for the year ended December 31, 2018 as well as Xencor's subsequent filings with the Securities and Exchange Commission. All forward-looking statements are based on Xencor's current information and belief as well as assumptions made by Xencor. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are qualified in their entirety by this cautionary statement and Xencor undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof, except as required by law.

Contacts:

Charles Liles

626-737-8118

cliles@xencor.com

Media Contact

Jason I. Spark

Canale Communications

619-849-6005

jason@canalecomm.com

Xencor, Inc.

Condensed Balance Sheets

(in thousands)

	March 31,	December 31,
	2019	2018
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$21,858	$26,246
Short-term marketable securities	318,498	268,115
Accounts receivable	137,676	10,187
Income tax receivable	1,206	804
Other current assets	9,433	10,375
Total current assets	488,671	315,727

Property and equipment, net	11,456	11,813
Long-term marketable securities	172,472	236,108
Intangible assets, net	12,737	11,969
Income tax receivable	402	804
Other assets	11,265	311

Total assets	$697,003	$576,732

Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued liabilities	$11,190	$13,459
Deferred revenue	59,244	40,079
Lease liabilities	1,987	315
Income tax liability	900	—
Total current liabilities	73,321	53,853

Lease liabilities, net of current portion	10,221	1,198
Deferred revenue, net of current portion	3,896	—
Total liabilities	87,438	55,051

Stockholders’ equity	609,565	521,681

Total liabilities and stockholders’ equity	$697,003	$576,732

The 2018 balance sheet was derived from the 2018 annual financial statements included in the Form 10-K that was filed on February 26, 2019

Xencor Inc.

Condensed Statements of Comprehensive Income (Loss)

(in thousands, except share and per share data)

	Three months ended March 31,
	2019	2018
	(unaudited)

Revenues	$111,939	$—

Operating expenses:
Research and development	28,183	26,087
General and administrative	5,512	4,562
Total operating expenses	33,695	30,649

Income (loss) from operations	78,244	(30,649)

Other income, net	2,701	1,156
Income (loss) before income taxes	80,945	(29,493)

Income tax expense	900	—

Net income (loss)	80,045	(29,493)
Other comprehensive income (loss)
Net unrealized gain (loss) on marketable securities	1,316	(393)
Comprehensive income (loss)	$81,361	$(29,886)

Net income (loss) per share:
Basic net income (loss) per share	$1.42	$(0.62)
Diluted net income (loss) per share	$1.38	$(0.62)
Weighted-average number of common shares used in net income (loss) per share applicable to common stockholders - basic	56,302,967	47,753,922
Weighted-average number of common shares used in net income (loss) per share applicable to common stockholders - diluted	58,009,878	47,753,922